   As filed with the Securities and Exchange Commission on November 18, 1996

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                           IMPERIAL HOLLY CORPORATION
             (Exact name of registrant as specified in its charter)

            TEXAS                                  74-0704500
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                  Identification No.)

ONE IMPERIAL SQUARE, SUITE 200
       8016 HIGHWAY 90-A
       SUGAR LAND, TEXAS                              77487
 (Address of Principal Executive Offices)           (Zip Code)

                             ---------------------

                     Nonemployee Director Compensation Plan

                            (Full title of the plan)

                             ---------------------

                               WILLIAM F. SCHWER
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                           IMPERIAL HOLLY CORPORATION
                         ONE IMPERIAL SQUARE, SUITE 200
                               8016 HIGHWAY 90-A
                            SUGAR LAND, TEXAS 77487
                    (Name and address of agent for service)

                                 (281) 491-9181
         (Telephone number, including area code, of agent for service)

                             ---------------------


                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                         Amount to         Proposed            Proposed maximum
                                             be         maximum offering      aggregate offering       Amount of
Title of securities to be registered    registered     price per share (1)        price (1)        registration fee

-------------------------------------------------------------------------------------------------------------------
Common Stock, without par value (2)      500,000            $15.5625              $7,781,250             $2,358
===================================================================================================================

(1) Estimated pursuant to Rules 457(c) and (h) solely for purposes of computing the registration fee and based upon the average of the high and low sales prices reported on the American Stock Exchange Composite Tape on Friday, November 15, 1996.

(2) Includes the Rights to Purchase Preferred Stock associated with the Common Stock.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


               Note:    This Registration Statement covers the 500,000
     shares of the common stock, without par value, of Imperial Holly Corporation (the "Company") reserved for issuance under the Company's Nonemployee Director Compensation Plan (the "Plan"). Of the 500,000 shares, 21,760 shares (the "Restricted Securities") were issued to nonemployee directors of the Company prior to the filing of this Registration Statement. The remaining 478,240 shares are available for grant and issuance under the Plan. The reoffer prospectus, which is filed with this Registration Statement as Exhibit 99, has been prepared in accordance with the requirements of Part I of Form S-3 of the Securities Act of 1933, as amended (the "Securities Act"), and may be used for reoffers or resales of the Restricted Securities. The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be provided to participants under the Plan as specified in Rule 428 of the Securities Act and, in accordance with the requirements of Part I of Form S-8 of the Securities Act, are not filed with the Commission as part of this Registration Statement.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

          The following documents, which the registrant, Imperial Holly Corporation (the "Company"), has filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-10307), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

          (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996;

          (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1996;

          (3) the Company's Current Reports on Form 8-K dated April 19, 1996 (as amended by Form 8-K/A filed July 5, 1996) and August 29, 1996;

          (4) the description of the Company's Common Stock, without par value, contained in the Company's Registration Statement on Form 8-A dated August 11, 1989; and

          (5) the description of the Company's Rights to Purchase Preferred Stock contained in the Company's Registration Statement on Form 8-A dated September 29, 1989.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

          Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          The consolidated balance sheets of the Company and subsidiaries as of March 31, 1996 and 1995 and the related consolidated statements of income, of cash flows and of changes in shareholders' equity for the years ended March 31, 1996, 1995 and 1994 included in the Company's Annual Report on Form 10-K for the year ended March 31, 1996 and incorporated by reference in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The combined balance sheets of Spreckels Sugar Company, Inc. and Limestone Products Company, Inc. as of June 30, 1995 and 1994, and the related combined statements of operations, stockholders' equity and cash flows for the years ended June 30, 1995 and June 30, 1993, the 11 months ended June 30, 1994 and the month ended July 31, 1993, included in the Company's Current Report on Form 8-K/A filed July 5, 1996 and incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act (the "Article"), and to such greater extent as applicable law may thereafter permit, and provide for certain procedures with respect to such indemnification. The Article permits indemnification of directors, officers, employees, agents and certain nominees and designees of corporations under certain conditions and subject to certain limitations.

          The Article provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent only if it is determined in a prescribed manner that the person:

          (1)   conducted himself in good faith;

          (2)   reasonably believed:

                (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and

                (b) in all other cases, that his conduct was at least not
                    opposed to the corporation's best interests; and

          (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Such persons may not be indemnified against judgments, penalties, fines, settlements or reasonable expenses resulting from a proceeding in which: (1) the person is found liable on the basis that he received an improper personal benefit, whether or not the benefit resulted from action taken in an official capacity; or (2) in which the person is found liable to the corporation. In a proceeding brought by or on behalf of the corporation, indemnification is limited to those reasonable expenses the person actually incurs.

          Further, the Article requires a corporation to indemnify an officer or director against reasonable expenses, including attorneys' fees, incurred in connection with a proceeding in which he is a named defendant or respondent because he is or was an officer or director if he has been wholly successful in defense of the proceeding. An officer or director may bring suit for such required indemnification. Whether or not an officer or director meets the requirements for mandatory indemnification or qualifies for indemnification at the discretion of the corporation, a court may order the indemnification to which such person is fairly and reasonably entitled in view of all the relevant circumstances. The court shall limit such indemnification to reasonable expenses if the proceeding is brought by or on behalf of the corporation or if the officer or director is found liable on the basis that he received an improper personal benefit, whether or not the benefit resulted from action taken in an official capacity.

          In addition, the Article permits reasonable expenses incurred by a director, officer, employee or agent who was, is, or is threatened to be made a defendant or respondent in a proceeding, to be paid or reimbursed by the corporation in advance of the final disposition of the proceeding after the corporation receives a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under the Article and a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements. The written undertaking required by the Article must be an unlimited general obligation but need not be secured. It may be accepted without reference to the ability to make repayment.

          A determination of a non-required indemnification, authorization of indemnification, a determination as to the reasonableness of expenses and any advance payments of expenses must be made:

          (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

          (2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;

          (3) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in (1) or (2) above, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

          (4) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

If the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner by which such counsel is selected as set forth in (3) above.

          In addition, the Article permits the Company to purchase and maintain insurance on behalf of certain persons. Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, and certain liabilities which they are parties by reason of being or having been such directors or officers.

          The above discussion of the Article and the Company's Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and Bylaws.

          The Restated Articles or Incorporation of the Company, as amended, contain no limitation on such indemnification or insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          This Registration Statement covers the 500,000 shares of the Company's Common Stock reserved for issuance under the Plan. Of the 500,000 shares, 21,760 shares (the "Restricted Securities") were issued to nonemployee directors of the Company prior to the filing of this Registration Statement. The issuances of the Restricted Securities were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The remaining 478,240 shares are available for grant and issuance under the Plan.

ITEM 8.  EXHIBITS.

Exhibit
Number                Document Description
-------               --------------------

*4.1   -   Restated Articles of Incorporation of the Company (Exhibit 3(b) to
           the Company's Registration Statement on Form S-4 (Registration No. 33-20959)).

*4.2   -   Statement of Resolution Establishing Series of Shares Designated
           Series A Junior Participating Preferred Stock (Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended March 31, 1990 (File No. 1-10307)).

*4.3   -   Articles of Amendment to Restated Articles of Incorporation of the
           Company (Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990 (File No. 1-10307)).

*4.4   -   Statement of Resolution Increasing Number of Shares Designated Series
           A Junior Participating Preferred Stock (Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1990 (File No. 1-10307)) .

*4.5a  -   Rights Agreement dated as of September 14, 1989 between the Company and The Bank of New York, as Rights Agent (Exhibit 1 to the Company's Current Report on Form 8-K dated September 21, 1989 (File No. 1-10307)).

*4.5b  -   Amendment to Rights Agreement dated as of January 27, 1995
           (incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated January 27, 1995 (File No. 1-10307)).

*4.6   -   By-laws of the Company (Exhibit 3(b) to the Company's Annual Report
           on Form 10-K for the year ended March 31, 1989 (File No. 0-16674)).

*4.7a  -   Credit Agreement dated as of June 10, 1993 among the Company, the signatory banks thereto and Harris Trust and Savings Bank, as Agent (Exhibit 4(b) to the Company's Annual Report on Form 10-K for the year ended March 31, 1993 (File No. 1-10307)).

*4.7b  -   First Amendment to Credit Agreement dated December 1, 1993
           (incorporated by reference to Exhibit 4(a)(2) to the Company's Annual Report on Form 10-K for the year ended March 31, 1994 (File No. 1-10307) (the "1994 Form 10-K")).

*4.7c  -   Second Amendment to Credit Agreement and First Amendment to Notes
           dated March 4, 1994 (incorporated by reference to Exhibit 4(a)(3) to the 1994 Form 10-K).

*4.7d  -   Third Amendment to Credit Agreement dated July 13, 1994 (incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (File No. 1-10307)).

*4.7e  -   Fourth Amendment to Credit Agreement dated April 28, 1995
           (incorporated by reference to Exhibit 4(a)(5) to the Company's Annual Report on Form 10-K for the year ended March 31, 1995 (File No. 1-10307)).

*4.7f  -   Fifth Amendment to Credit Agreement dated June 28, 1996 (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-10307)).

*4.9   -   Indenture dated as of October 15, 1992 (Exhibit 4.1 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 (File No. 1-10307)).

*4.10  -   Investor Agreement dated August 29, 1996 by and among the Company,
           Greencore Group plc and Earlsfort Holdings B.V. (incorporated by reference to Exhibit 4.3 to the Company's current report on Form 8-K dated September 5, 1996 (File No. 1-10307)).

*4.11  -   Registration Rights Agreement dated August 29, 1996 by and among the
           Company, Greencore Group plc and Earlsfort Holdings B.V. (incorporated by reference to Exhibit 4.2 to the Company's current report on Form 8-K dated September 5, 1996 (File No. 1-10307)).

4.12   -   Nonemployee Director Compensation Plan.

           The Company is a party to several debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(a) of Item 601(b) of Regulation S-K, the Company agrees to furnish a copy of such instruments to the Commission upon request.

5      -   Opinion of Baker & Botts, L.L.P.

23.1   -   Consent of Deloitte & Touche LLP, independent public accountants.

23.2   -   Consent of Arthur Andersen LLP, independent public accountants

23.3   -   Consent of Baker & Botts, L.L.P. (included in Exhibit 5).

24     -   Power of Attorney (see page II-7 hereof).

99     -   Reoffer Prospectus


-------------------------

     *  Incorporated by reference.


ITEM 9.  UNDERTAKINGS.

           (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on November 18, 1996.

                                       IMPERIAL HOLLY CORPORATION



                                       By: /s/ JAMES C. KEMPNER
                                       ---------------------------------------
                                       James C. Kempner
                                       President, Chief Executive Officer and
                                       Chief Financial Officer


          Each person whose signature appears below does hereby appoint James C. Kempner, H. P. Mechler and William F. Schwer, and each of them severally, his or her true and lawful attorneys or attorney-in-fact and agents or agent with power to act with or without the others and with full power of substitution and resubstitution, to execute for him or her and in his or her name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of Imperial Holly Corporation, any and all amendments to this Registration Statement, including post-effective amendments, as said attorneys or any of them shall deem necessary or appropriate, together with all instruments necessary or incidental in connection therewith, and to file the same or cause the same to be filed with the Securities and Exchange Commission. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act whatsoever necessary or desirable to be done in the premises, as fully and to all intents and purposes as the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys and each of them.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 18, 1996.



          SIGNATURE                              TITLE
          ---------                              -----

/s/  JAMES C. KEMPNER          President, Chief Executive Officer, Chief
-----------------------------  Financial Officer and Director (Principal
     James C. Kempner          Executive Officer and Principal Financial
                               Officer)

/s/  H. P. MECHLER
-----------------------------  Controller (Principal Accounting Officer)
     H. P. Mechler

/s/  I. H. KEMPNER, III
-----------------------------  Chairman of the Board of Directors
     I. H. Kempner, III


/s/  JOHN D. CURTIN, JR.
-----------------------------  Director
     John D. Curtin, Jr.

/s/ DAVID J. DILGER
-----------------------------  Director
    David J. Dilger


/s/  EDWARD O. GAYLORD
-----------------------------  Director
     Edward O. Gaylord


/s/ GERALD GRINSTEIN
-----------------------------  Director
    Gerald Grinstein


/s/  ANN O. HAMILTON
-----------------------------  Director
     Ann O. Hamilton


/s/  ROGER W. HILL
-----------------------------  Director
     Roger W. Hill


/s/  HARRIS L. KEMPNER, JR.
-----------------------------  Director
     Harris L. Kempner, Jr.


/s/  HENRY E. LENTZ
-----------------------------  Director
     Henry E. Lentz


/s/  ROBERT L. K. LYNCH
-----------------------------  Director
     Robert L. K. Lynch


/s/  KEVIN C. O'SULLIVAN
-----------------------------  Director
     Kevin C. O'Sullivan


/s/  FAYEZ SAROFIM
-----------------------------  Director
     Fayez Sarofim


/s/  DANIEL K. THORNE
-----------------------------  Director
     Daniel K. Thorne